UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	1-37368	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

(Address of principal executive offices, including zip code)

(44) 1235 430000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 6 Ordinary Shares, par value £0.001 per share	ADAP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2019, Adaptimmune Therapeutics plc (the “Company”) announced the appointment of Michael Garone as Interim Chief Financial Officer (“Interim CFO”) effective as of October 1, 2019.

On September 30, 2019, the Company’s U.S. subsidiary entered into an agreement with La Fosse Associates Limited (“La Fosse”) providing for the engagement of Mr. Garone as Interim CFO (the “La Fosse Agreement”) effective from October 1, 2019. Under the terms of the La Fosse Agreement, the services provided by Mr. Garone include responsibility for the Company’s accounting and finance functions and Mr Garone will represent the Company’s accounting function internally and externally. His other key responsibilities will include liaison with the Company’s independent auditors in relation to the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K.

Mr. Garone is providing services to the Company as an independent contractor. The La Fosse Agreement may be terminated by the Company or La Fosse upon 30 days’ prior written notice by either party. Pursuant to the La Fosse Agreement, La Fosse will receive payment on the basis of $3,500 per day as compensation for provision of Mr. Garone’s services as Interim CFO verified by timesheets approved by the Company. Mr. Garone is not eligible to receive a bonus or for the award of share options. On September 30, 2019, Mr. Garone, through a solely-owned limited liability company, entered into an agreement with La Fosse and the Company’s U.S. subsidiary covering the provision of the services to the Company effective from October 1, 2019 including various administrative matters related to his compensatory arrangements (the “Business Advisory Services Agreement”).

Mr. Garone, age 61, has over 30 years of experience in corporate finance, accounting and risk management in the telecommunications and biopharmaceuticals industries. From June 2016 through August 2018, he served as Vice President, Finance, and Chief Financial Officer of Immunomedics, Inc., an innovative biopharmaceutical company that focuses on novel immunotherapeutics for the treatment of cancer, autoimmune and other serious diseases, where he also served as interim Chief Executive Officer from July through December 2017. Previously, Mr. Garone served as Chief Financial Officer of Emisphere Technologies, Inc., a commercial stage, specialty pharmaceutical company, from August 2007 through June 2016 and as Interim Chief Executive Officer from February 2011 through September 2012. Before Emisphere, Mr. Garone served as Interim Chief Executive Officer and Chief Financial Officer of Astralis, Ltd. Prior to that, he served for 20 years at AT&T, where he held several positions, including Chief Financial Officer of AT&T Alascom. Mr. Garone received an MBA from Columbia University and a BA in Mathematics, and Philosophy and Religion from Colgate University.

As previously announced, the Company is undertaking a global search for a permanent Chief Financial Officer.

There are no family relationships between Mr. Garone and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Garone that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Garone and any other persons pursuant to which he was selected as Interim CFO.

The foregoing summaries of the La Fosse Agreement and the Business Advisory Services Agreement are qualified in their entirety by reference to the complete text of such agreements, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019.

In connection with the appointment of Mr. Garone, Adrian Rawcliffe will step down as the Company’s Chief Financial Officer effective October 1, 2019. Mr. Rawcliffe will continue in his role as the Company’s Chief Executive Officer.

Item 8.01	Other Events

On October 1, 2019, the Company issued a press release announcing the appointment of Mr. Garone. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated October 1, 2019
104	Cover Page formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: October 1, 2019	By:	/s/ Margaret Henry
Name: Margaret Henry
Title: Corporate Secretary